Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2008
     FREMONT, Calif., Oct. 30, 2007 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported financial results for its fiscal second quarter ended Sept. 30, 2007.
     Net income for the second fiscal quarter according to GAAP was $0.8 million, or $0.02 per share, which compares with a net loss of $0.4 million, or $0.01 per share, in the prior sequential quarter. Non-GAAP net income for the fiscal second quarter was $6.5 million, or $0.13 per share, which compares with $5.3 million, or $0.11 per share, in the prior sequential quarter. Non-GAAP net income for the quarter excludes the amortization of intangibles, restructuring charges, and certain fees, costs, and non-cash foreign currency translation gains related to the company’s previously announced debt refinancing.
     Net sales for the fiscal second quarter were $134.8 million, which compares with $121.6 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $86.2 million, which compares with $76.3 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $48.6 million, which compares with $45.3 million in the prior sequential quarter.
     Steve Schwartz, chairman and chief executive officer of Asyst, said, “AMHS bookings rebounded from first quarter levels as large flash and raw wafer customers made commitments for future capacity expansion. We expect bookings over the second half of our fiscal year will be stronger than the first half, driven by continued strength in flash memory and incremental investments by a broad range of customers in DRAM, foundry, logic, and flat panel display. We continue to focus resources and energy on new product development and new customer penetrations where we can leverage the valued-added automation capabilities that we bring to the marketplace.”
     Michael A. Sicuro, chief financial officer, said, “We had a good performance on the top and bottom line, however gross margins in the second quarter were down primarily as a result of higher than expected installation costs that resulted from customer requirements on a large AMHS project, as well as a lower margin mix of projects compared with the prior quarter. This was partially offset by continued material cost reductions in AMHS, where we are just beginning to realize the substantial cost reduction opportunities in our supply chain. Gross margins in tool and fab automation solutions were up, which helped to partially offset the decline in AMHS.”
     The company provided the following guidance for the fiscal third quarter ending Dec. 31, 2007:
•	Consolidated net sales are expected to be in the range of $100-$110 million. AMHS sales are expected to be in the range of $60 to $70 million, and tool and fab automation sales are expected to be approximately $40 million.

•	Net loss in accordance with GAAP is expected to be in the range of breakeven to $0.03 per share.

•	Non-GAAP net income is expected to be in the range of $0.02-$0.05 per share. In calculating non-GAAP net income per share, the company expects to exclude approximately $2.5 million, net of taxes, related to amortization of intangibles.
Note: Prior to the first quarter of fiscal 2008, the company excluded stock-based compensation expense in its calculation of non-GAAP net income per share. Accordingly, comparisons of this guidance to prior period results may not be meaningful.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-262-2075. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11100080#. The audio instant replay is available from Oct. 30 at 7:00 pm Eastern Time through Nov. 13 at 2:59 a.m. Eastern Time.
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” Non-GAAP measures exclude the effect of amortization of intangible assets, restructuring charges associated with building consolidation and severance benefits associated with headcount reductions, stock option investigation expenses, acquisition expenses related to the AMHS segment, write-off of fees from the early extinguishment of debt, fees related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans , and the associated income tax effect related to these non-GAAP adjustments. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the results discussed above will change as Asyst finalizes and files its financial statements; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues, margins and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; our ability to maintain or expand market share in our product segments; our ability to improve gross margins through product cost reduction and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2007, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson Vice President & Corporate Treasurer 510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	Sept. 30,	March 31,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$64,643	$99,701
Accounts receivable, net	161,487	125,889
Inventories	36,323	51,797
Prepaid expenses and other	21,671	27,888

Total current assets	284,124	305,275

Long-term Assets:
Property and equipment, net	25,301	25,138
Goodwill	85,373	83,723
Intangible assets, net	31,339	41,994
Other assets	10,502	9,556

Total long-term assets	152,515	160,411

Total assets	$436,639	$465,686

Liabilities, minority interest & shareholders’ equity
Current liabilities:
Short-term loans and notes payable	$28,435	$1,453
Current portion of long-term debt and capital leases	4,280	58,949
Accounts payable	99,324	101,287
Accrued liabilities	71,324	83,211
Deferred revenue	5,863	10,880

Total current liabilities	209,226	255,780

Long-term liabilities:
Convertible notes	—	86,250
Long-term debt and capital leases, net of current portion	100,569	162
Deferred tax and other long-term liabilities	28,243	28,683

Total long-term liabilities	128,812	115,095

Minority interest	133	130

Shareholders’ equity	98,468	94,681

Total liabilities, minority interest and shareholders’ equity	$436,639	$465,686

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Net sales	$134,836	$122,649	$256,456	$239,630
Cost of sales	95,973	88,139	177,430	164,063

Gross profit	38,863	34,510	79,026	75,567

Operating expenses
Research and development	9,075	9,402	17,374	17,989
Selling, general and administrative	23,485	20,434	45,153	41,838
Amortization of acquired intangible assets	5,121	5,225	10,928	8,549
Restructuring charges	436	(28)	981	1,784

Total operating expenses	38,117	35,033	74,436	70,160

Income (loss) from operations	746	(523)	4,590	5,407

Write-off of fees related to early extinguishment of debt and early redemption of convertible securities	(3,135)	—	(3,135)	—
Other income (expense), net	2,071	(770)	(1,680)	(874)

Income (loss) before income taxes and minority interest	(318)	(1,293)	(225)	4,533
Benefit from (provision for) income taxes	1,115	(1,770)	641	(6,092)
Minority interest	(8)	338	(13)	(1,749)

Net income (loss) prior to comulative effect of change in accounting priciple	789	(2,725)	403	(3,308)
Cumulative effect of change in accounting principle	—	—	—	103

Net income (loss)	$789	$(2,725)	$403	$(3,205)

Net income (loss) per share prior to cumulative effect of change in accounting principle -basic	$0.02	$(0.06)	$0.01	$(0.07)
Cumulative effect of change in accounting principle	—	—	—	0.00

Net income (loss) per share — basic	$0.02	$(0.06)	$0.01	$(0.07)

Shares used in the per share calculation -basic	49,663	48,854	49,555	48,723

Net income (loss) per share prior to cumulative effect of change in accounting principle — diluted	$0.02	$(0.06)	$0.01	$(0.07)
Cumulative effect of change in accounting principle	—	—	—	0.00

Net income (loss) per share — diluted	$0.02	$(0.06)	$0.01	$(0.07)

Shares used in the per share calculation — diluted	50,170	48,854	50,230	48,723

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
GAAP net income (loss)	$789	$(2,725)	$403	$(3,205)

Non-GAAP adjustments:
Amortization of acquired intangible assets	5,121	5,225	10,928	8,549
Restructuring and severance charges	436	(28)	981	2,101
Stock option investigation expenses	—	2,750	—	2,750
Acquisition expenses related to AMHS segment	—	4,392	—	4,392
Write-off of fees related to early extinguishment of debt and early redemption of convertible debentures	3,135	—	3,135	—
Foreign currency translation	(1,182)	—	1,386	—
Income tax effect of non-GAAP adjustments	(1,798)	(3,116)	(5,014)	(4,207)

Non-GAAP net income	$6,501	$6,498 (1)	$11,819	$10,380 (1)

Diluted net income (loss) per share
GAAP	$0.02	$(0.06)	$0.01	$(0.07)
Non-GAAP	$0.13	$0.13	$0.24	$0.21

Weighted shares used in the per share calculation — diluted (GAAP)	50,170	48,854	50,230	48,723
Non-GAAP adjustment	—	795	—	943

Weighted shares used in the per share calculation — diluted (Non-GAAP)	50,170	49,649	50,230	49,666

(1)	For the three-month and six-month periods ended September 30, 2006, non-GAAP net income did not include $1.7M and $3.2M of stock-based compensation expense and $0.1M and $0.9M in minority interest adjustments, respectively. These amounts were previously identified as non-GAAP adjustments in the Form 8-K earnings press release for the second quarter of fiscal 2007 filed on November 13, 2006. We are no longer adjusting stock-based compensation expense as we are past the initial year of adoption. In addition, we have eliminated the minority interest adjustment as a result of the purchase of most of the remaining interest in the AMHS segment during the second quarter of fiscal 2007.